EXHIBIT 10.3

AMENDMENT TO CONVERTIBLE NOTE

The undersigned parties, MSF International, Inc. (“Creditor”) and Minerco Resources Inc. (“Maker”), have previously entered into a convertible note (“the Note”) in the amount of One Hundred Thousand Dollars ($100,000), dated October 12, 2010 herein to amend the terms of such debenture as follows:

WHEREAS, the Note was due on demand; and

WHEREAS, the Creditor has only received partial payment and has only been able to utilize the convertibility clause in the Note on $26,400 of the $100,000 due and owing due to adverse market conditions for the Maker’s stock including insufficient authorized common stock, and volatile stock prices; and

WHEREAS, there is a remaining balance of $73,600 due on the convertible note; and

WHEREAS, the Maker has the ability to issue free-trading stock to the Creditor on the conversion of the debenture, subject to Rule 144, and

WHEREAS, the Parties agree to amend the terms of the original Note.

NOW THEREFORE, the parties agree that the Section “Conversion Price” shall be modified as follows:

“Conversion Price” shall be $0.001 or 50% of the lowest Per Share Market Value of the five (5) Trading Days immediately preceding a Conversion Date, whichever is lowest.

Agreed this 20th Day of February, 2012.

CREDITOR	MAKER

By: Marco Mena, General Manager	By: Sam J Messina III
MSF International, Inc.	Minerco Resources Inc.